Exhibit (i)

1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

August 15, 2014

PIMCO ETF Trust

650 Newport Center Drive

Newport Beach, California 92660

Dear Ladies and Gentlemen:

This opinion is given in connection with the filing by PIMCO ETF Trust (the “Trust”), a trust duly organized and validly existing under the laws of the State of Delaware, of Post-Effective Amendment No. 113 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 115 under the Investment Company Act of 1940, as amended, relating to the issuance and sale by the Trust of an indefinite amount of authorized shares of beneficial interest of the PIMCO Foreign Bond Active Exchange-Traded Fund (U.S. Dollar-Hedged), PIMCO Fundamental IndexPLUS® AR Active Exchange-Traded Fund and PIMCO International Fundamental IndexPLUS® AR Strategy Active Exchange-Traded Fund, each a new series of the Trust (collectively, the “Funds”). We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Declaration of Trust and its By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the Trust’s shares proposed to be sold pursuant to Post-Effective Amendment No. 113 to the Registration Statement, when it is made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares of the Funds, as described in Post-Effective Amendment No. 113 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust’s Registration Statement to be dated on or about August 15, 2014 and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP